As filed with the Securities and Exchange Commission on August 5, 2011.

Registration No. 333-175478

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0933072
(State of Other Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification No.)

17872 Cartwright Road Irvine, California 92614 (949) 399-4500	Alan P. Niedzwiecki President and Chief Executive Officer Quantum Fuel Systems Technologies Worldwide, Inc. 17872 Cartwright Road (949) 399-4500 Irvine, California 92614
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)
Common stock, $0.02 par value per share	2,504,927	$4.59	$11,497,615(2)	$1,334.87
Common stock, $0.02 par value per share, underlying warrants	33,302	$2.92	$97,242(3)	$11.29
Common stock, $0.02 par value per share, underlying warrants	450,000	$3.12	$1,404,000(4)	$163.00
Common stock, $0.02 par value per share, underlying warrants	1,753,112	$3.85	$6,749,481(5)	$783,61
Common stock, $0.02 par value per share, underlying warrants	69,340	$3.90	$270,426(6)	$31.40
Total	4,810,681		$20,018,764	$2,324.17

1.	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable upon exercise of the warrants registered hereunder as a result of stock splits, stock dividends or similar transactions.
2.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices as reported on the Nasdaq Global Market on July 8, 2011.
3.	Represents shares of common stock issuable upon the exercise of 33,302 warrants with an exercise price of $2.92 per share.
4.	Represents shares of common stock issuable upon the exercise of 450,000 warrants with an exercise price of $3.12 per share.
5.	Represents shares of common stock issuable upon the exercise of 1,753,112 warrants with an exercise price of $3.85 per share.
6.	Represents shares of common stock issuable upon the exercise of 69,340 warrants with an exercise price of $3.90 per share.
7.	Previously paid.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, AUGUST 5, 2011

Prospectus

4,810,681 Shares

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Common Stock

This prospectus relates to resale by the selling security holders named herein of up to 4,810,681 shares of our common stock, consisting of (i) 2,504,927 shares of common stock that were issued in a private placement that we completed in June 2011 and (ii) 2,305,754 shares of our common stock issuable upon the exercise of warrants, of which 2,272,452 of such warrants were issued in the June private placement and 33,302 of such warrants were issued in a private placement that we completed in May 2011. We are not selling any shares of common stock in this offering and, therefore, will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise price of the warrants if and when these warrants are exercised by the selling security holders for cash. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus.

Our common stock is quoted on The Nasdaq Global Market under the symbol “QTWW.” The last reported sale price of our common stock on August 2, 2011, was $4.11 per share. Our warrants are not and will not be listed for trading on any exchange.

The shares included in this prospectus may be sold by the selling security holders from time to time, in the open market, in privately negotiated transactions, in an underwritten offering, or a combination of methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders may engage brokers or dealers who may receive commissions or discounts from the selling security holders. Any broker-dealer acquiring the common stock from the selling security holders may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See “Plan of Distribution” beginning on page 26.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS. YOU SHOULD READ THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND ALL OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS AUGUST     , 2011.

FORWARD-LOOKING STATEMENTS

All statements included in this prospectus and any documents incorporated herein by reference, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Examples of forward-looking statements include, but are not limited to, statements regarding our expectation that we will be able to raise a sufficient level of debt or equity capital to repay our debt and fund our operations, our belief that our current operating plan will allow us to achieve profitability, our expectations of future revenue, expenses, gross margin and operating profit (loss), the level of growth in the hybrid, plug-in hybrid and fuel cell and alternative fuel industries, when our Q-Drive powertrain architecture and other products and technologies will be commercialized, our plans to develop new lower cost technologies, if and when Fisker Automotive, Inc. will go to high volume production, the number of vehicles that Fisker Automotive expects to sell, our belief that we will be a supplier to Fisker Automotive on a long-term basis, our expectation of liquidity requirements to fund our operations and debt, our intentions to commission a solar manufacturing facility in southern California, our expectation that the US, state and local governments will continue to support the advancement of alternative fuel and renewable energy technologies through loans, grants and tax credits, our belief that we have a competitive advantage over our competitors, our intentions to support the growth of our subsidiary, Schneider Power, Inc., and our German affiliate, Asola, our intentions to establish joint development programs and strategic alliances with leaders in the alternative energy industry, our relationship with General Motors and the impact such relationship will have on our ability to develop our products, the impact that new accounting pronouncements will have on our financial statements, and the effect that an adverse result in Asola’s dispute with its solar cell supplier would have on our financial statements.

Forward-looking statements are generally identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct. Various risks and other factors, including those identified in this Prospectus under the caption “Risk Factors” and those included in our other public filings that are incorporated herein by reference, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made as of the date of this prospectus. Except as may otherwise be required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in or incorporated by reference into this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should carefully read the entire prospectus, including the documents incorporated by reference.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since such date.

Our Company

In this prospectus, the terms “Quantum,” “Company,” “we,” “us,” and “our” refer to Quantum Fuel Systems Technologies Worldwide, Inc. and its subsidiaries.

Background

We were incorporated in the state of Delaware in October 2000 as a wholly-owned subsidiary of IMPCO Technologies, Inc. (IMPCO). We spun off from IMPCO and became a separate company on July 23, 2002. Our fiscal year ends April 30. Our principal executive offices are located at 17872 Cartwright Road, Irvine, California 92614. Our telephone number at that location is (949) 399-4500. We maintain a web site at www.qtww.com.

Our consolidated financial statements include the accounts of Quantum Fuel Systems Technologies Worldwide, Inc., our wholly owned subsidiary, Schneider Power Inc., and our majority-owned subsidiary, Quantum Solar Energy, Inc. (Quantum Solar).

On April 16, 2010, we completed the acquisition of Schneider Power, an alternative energy company with a portfolio of clean electricity generation development projects and land positions in prospective wind and solar power areas in North America and the Caribbean.

On August 27, 2008, start-up activities were initiated in Quantum Solar to develop a solar panel distribution and manufacturing operation in Irvine, California. We currently own 85.0% of Quantum Solar and the remaining 15.0% is owned by the majority shareholder of our affiliate, asola Advanced and Automotive Solar Systems GmbH (Asola). Manufacturing operations have not yet commenced for Quantum Solar.

We also hold ownership interests in certain unconsolidated active businesses that are accounted for either under the equity or cost methods of accounting. These interests include: (i) a 24.9% interest in Asola Quantum Solarpower AG (AQS), (ii) a 25% interest in Shigan Quantum Technologies PVT LTD (Shigan Quantum), (iii) a 22% interest in Power Control and Design, Inc. (PCD), (iv) a 24.9% interest in Asola and (v) a less than 1% interest in Fisker Automotive, Inc. (Fisker Automotive).

Overview

We are a fully integrated alternative energy company and a leader in the development and production of advanced clean propulsion systems and renewable energy generation systems and services.

We classify our business operations into three reporting segments: Electric Drive & Fuel Systems, Renewable Energy and Corporate. The Corporate segment consists of general and administrative expenses incurred at the corporate level that are not directly attributable to the Electric Drive & Fuel Systems or Renewable Energy business segments. The Corporate segment also includes activities of our anticipated future operating segments. Certain financial information related to each of our reporting segments can be found in the financial statements that are included in this Annual Report.

Our customer base includes automotive Original Equipment Manufacturers (OEMs), military and governmental agencies, aerospace, and other strategic alliance partners.

Our independent registered public accounting firm, Ernst & Young LLP, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended April 30, 2011, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. For fiscal years 2011, 2010 and 2009, we incurred net losses from operations before income taxes of $11.3 million, $46.3 million and $28.0 million, respectively.

THE OFFERING

Securities Offered	This offering involves up to 4,810,681 shares of our common stock issued or issuable to the selling security holders, consisting of 2,504,927 shares of our common stock and 2,305,754 shares of our common stock issuable upon exercise of warrants, of which 2,272,452 were issued to the selling security holders in private placement transactions that were completed in June 2011 and 33,302 were issued to certain of the selling security holders in a private placement transaction that was completed in May 2011. The selling security holders may from time to time offer and sell any or all of the shares under this prospectus; however, the selling security holders are not obligated to sell the shares.

Total Common Stock Outstanding After the Offering (1)	17,896,808

Registration Rights Agreement	In connection with the June Private Placement, we entered into a Registration Rights Agreement between the Company and certain of the selling stockholders (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement with the United States Securities and Exchange Commission to register for resale the shares of common stock and the shares of common stock issuable upon exercise of the warrants received by such selling stockholders in the June Private Placement. This prospectus is a part of that registration statement. The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as an exhibit to this registration statement and is incorporated herein by reference. In addition, pursuant to the terms of a certain Bridge Note and Warrant Purchase Agreement we entered into in May 2011 with certain accredited investors, we granted piggyback registration rights with respect to the shares of common stock underlying the warrants issued pursuant to such Bridge Note and Warrant Purchase Agreement. Certain of those investors exercised their piggyback registration rights and, as a result, included in this prospectus are 33,302 shares of common stock underlying warrants issued to those investors.

Use of Proceeds	We will not receive any proceeds from the sale by the selling security holders of the shares covered by this prospectus. However, we will receive proceeds from the selling security holders if and when they exercise the warrants for cash. If all of the warrants are exercised for cash, we would receive gross proceeds of approximately $8.5 million. All such proceeds will be used for the purposes described in the “Use of Proceeds” section.

Risk Factors	An investment in the common stock offered under this prospectus is highly speculative and involves a number of risks. You should carefully consider the information contained in the “Risk Factors” section beginning on page 4 of this prospectus and elsewhere in this prospectus and the information we incorporate by reference before making your investment decision.

(1)	Based on 15,591,054 shares of common stock issued and outstanding at the close of business on August 1, 2011, excluding 49,998 shares of Series B non-voting common stock, and assuming that all 2,305,754 shares of common stock issuable upon exercise of the warrants have been issued.

RISK FACTORS

An investment in the securities being offered is speculative and involves a high degree of risk. Before you invest, you should carefully consider the following risks, as well as the other information contained in this prospectus and in the documents incorporated by reference. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. The risks and uncertainties identified below are not the only ones we face. Additional risks and uncertainties not presently know to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO LIQUIDITY AND CAPITAL RESOURCES

Although our financial statements have been prepared on a going concern basis, there can be no assurance that we will be able to continue as a going concern.

Our independent registered public accounting firm, Ernst & Young LLP, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended April 30, 2011, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position we may not be able to continue as a going concern. Our ability to raise the capital needed to improve our financial condition may be hindered by the participation right held by the investors from the private placement transaction we completed in February 2011 as the existence of such participation right may deter investors from purchasing our equity or debt securities. The accompanying consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment.

We may not be able to refinance, extend or repay our substantial indebtedness owed to our senior secured lender, which would have a material adverse affect on our financial condition and ability to continue as a going concern.

We anticipate that we will need to raise a significant amount of debt or equity capital in the near future in order to repay certain obligations owed to our senior secured lender when they mature. As of August 1, 2011, the total amount owing to our senior secured lender was approximately $15.6 million (the Senior Debt Amount), which consists of approximately $12.6 million of principal and interest due under three convertible promissory notes that are scheduled to mature on August 31, 2011 and a $3.0 million term note (referred to in our consolidated financial statements and elsewhere in our Annual Report on Form 10-K filed on July 5, 2011 as the Consent Fee Note) that is potentially payable in cash upon demand if our stock is below $10.00 at the time demand for payment is made. If we are unable to raise sufficient capital to repay these obligations at maturity and we are otherwise unable to extend the maturity dates or refinance these obligations, we would be in default. We cannot provide any assurances that we will be able to raise the necessary amount of capital to repay these obligations or that we will be able to extend the maturity dates or otherwise refinance these obligations. Upon a default, our senior secured lender would have the right to exercise its rights and remedies to collect, which would include foreclosing on our assets. Accordingly, a default would have a material adverse effect on our business and, if our senior secured lender exercises its rights and remedies, we would likely be forced to seek bankruptcy protection.

We may not be able to maintain compliance with the continued listing requirements of The Nasdaq Global Market.

Our common stock is listed on the Nasdaq Global Market. In order to maintain that listing, we must satisfy minimum financial and other requirements including, without limitation, a requirement that our closing bid price be at least $1.00 per share. On February 8, 2011, we implemented a 1-for-20 reverse stock split in order to regain compliance with the $1.00 closing bid price requirement. If we fail to continue to meet all applicable continued listing requirements for The Nasdaq Global Market in the future and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay debt and fund our operations.

We have a history of operating losses and negative cash flow and we anticipate that we will need to raise additional funds to finance operations.

We have a history of operating losses and negative cash flow. We have incurred recurring net losses, including net losses from operations before income taxes of $28.0 million, $46.3 million and $11.3 million in fiscal 2009, 2010 and 2011, respectively. We used $16.9 million, $14.7 million and $13.6 million of cash for operating activities during fiscal 2009, fiscal 2010 and fiscal 2011, respectively.

We will need to raise additional capital to meet our expected cash needs. Our cash needs will depend on numerous factors, including our revenues, completion of our product development activities, our ability to commercialize our advanced propulsion and fuel systems, market acceptance of electric, plug-in electric and fuel cell vehicles, customer and market acceptance and use of our products, the development of an infrastructure to support electric, plug-in electric and fuel cell vehicles, increase in customer programs and product development, and our ability to reduce and control costs. We expect to devote substantial capital resources to fund expected losses, continue development programs, build out our portfolio of wind and solar energy farms, start up our planned solar module manufacturing plant, and meet our debt obligations. If we are unable to secure such additional financing, it will have a material adverse effect on our business and we may have to limit operations in a manner inconsistent with our development and commercialization plans. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price.

We have funded our operations primarily with proceeds from public and private offerings of our common stock and secured and unsecured debt instruments. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings on terms acceptable to us, if at all. Our inability to achieve our current operating plan or raise capital to cover any potential shortfall would have a material adverse affect on our ability to meet our obligations as they become due without substantial disposition of assets or other similar actions outside the ordinary course of business. If we are not able to secure the additional funding we need, we would need to curtail our operations or take other action in order to continue to operate as a going concern.

Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, the terms of the private placement transactions that we completed in the past, and the restricted availability of credit for emerging industries, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. Our inability to raise sufficient capital as needed over the foreseeable future would have a material adverse effect on our ability to continue as a going concern.

Our stockholders are subject to significant dilution upon the occurrence of certain events which could result in a decrease in our stock price.

As of August 1, 2011, we had approximately 9.6 million shares of our common stock reserved or designated for future issuance upon the exercise of outstanding options and warrants, and conversion of outstanding convertible debt and bridge notes. Further, we may from time to time make an offer to our warrant holders to exchange their outstanding warrants for shares of our common stock, a fewer number of warrants with more favorable terms, or a combination thereof.

Included in the shares of common stock designated for future issuance discussed above are 968,992 shares that are subject to warrant contracts issued in October 2006 that are currently exercisable at $2.92 per share (the “October 2006 Warrants”). The October 2006 Warrants contain a provision that, subject to certain exceptions, resets the exercise price of such warrants if at any time while such warrants are outstanding we sell or issue (or are deemed to sell or issue) shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below the then current exercise price per share for such warrants. In the event of future price resets, the number of shares of our common stock that are subject to such warrants increase so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset. Any future resets to the exercise price of the October 2006 Warrants will have a further dilutive effect on our existing stockholders and could result in a decrease in our stock price.

Future sales of substantial amounts of our common stock into the public and the issuance of the shares reserved for future issuance, in payment of our term debt, and/or in exchange for outstanding warrants will be dilutive to our existing stockholders and could result in a decrease in our stock price.

The market price and trading volume of our common stock may be volatile.

The market price and trading volume of our common stock has been volatile. We expect that the market price of our common stock will continue to fluctuate significantly for many reasons, including in response to the risk factors described in this prospectus or for reasons unrelated to our specific performance. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market price and trading volume of our common stock. Prices for our common stock may also be influenced by the depth and liquidity of the market for our common stock, investor perceptions about us and our business, our future financial results, the absence of cash dividends on our common stock and general economic and market conditions. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management and other resources.

We may not be able to obtain waivers of potential defaults in the future from our lender if we do not meet future requirements associated with our amended credit facility and convertible promissory note.

We received waivers of defaults from our senior secured lender on March 12, 2009, January 16, 2008 and December 14, 2007 and we were operating under a Forbearance Agreement with our senior lender from January 3, 2011 through April 29, 2011 related to our non-compliance with certain required debt service payments and covenants. We cannot provide any assurance that our lender would provide us with a waiver should we not be in compliance in the future. A failure to maintain compliance along with our lender not agreeing to a waiver for the non-compliance would cause the outstanding borrowings to be in default and payable on demand which would have a material adverse effect on us and our ability to continue as a going concern.

We have a commitment to provide a guaranty to an affiliate’s credit facility that could be called upon if the affiliate defaults on the credit facility in the future.

In connection with our acquisition of an ownership interest in our German solar affiliate, Asola, we committed to provide a 1.0 million euro guaranty to Asola’s bank to support an increase in Asola’s bank debt. To date, Asola’s bank has not required us to put the guaranty in place. However, we cannot provide any assurance that we will not be required to put the guaranty in place in the future. If and when the guaranty is put in place, we could be called upon to repay the credit facility up to the limit of our guaranty if Asola were to default on its credit facility.

The change in value of our derivative liabilities could have a material effect on our financial results.

Included on our balance sheet at April 30, 2011 are derivative liabilities related to embedded features contained within certain warrant contracts. At each reporting period, we are required to determine the fair value of such derivatives and record the fair value adjustments as non-cash unrealized gains or losses. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors that impact the value of the derivative instruments include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. Due to the volatile nature of our share price, we expect that we will recognize non-cash gains or losses on our derivative instruments each reporting period and that the amount of such gains or losses could be material.

Our financial condition may impair our ability to obtain credit terms with our suppliers.

Our automotive contracts typically provide us with payment terms of at least 30 days. However, our financial condition may make it difficult for us to continue to receive payment terms of at least 30 days or may result in one or more of our suppliers making demand for adequate assurance, which could include a demand for payment-in-advance. If we are unable to obtain reasonable payment terms or if any of our material suppliers were to successfully demand payment-in-advance, it could have a material adverse affect on our liquidity.

RISKS RELATED TO OUR BUSINESS

Risks Related to our Electric Drive & Fuel Systems Segment

Fisker Automotive represents a substantial portion of our existing and anticipated future revenues and these future revenues will depend on Fisker Automotive’s success.

A large percentage of our revenue is typically derived from a small number of customers, in particular, Fisker Automotive, and we expect this trend to continue. During fiscal years 2009, 2010 and 2011, our revenues from Fisker Automotive comprised 59%, 46% and 56%, respectively, of our total revenues. We expect that our revenues from Fisker Automotive for fiscal year 2012 and the foreseeable future will continue to represent a substantial portion of our total revenues. If there is a significant unfavorable change in our agreements with Fisker Automotive or if there are delays in the development and/or production schedule of the Fisker Karma vehicle platform or the number of Fisker Karma vehicles sold does not meet expectations, it would have a material adverse affect on our business operations and financial results.

Fisker Automotive’s success and, in turn, our success and ability to reach profitability, is highly dependent on Fisker Automotive’s ability to access the full amount of a $528 million Department of Energy loan.

Our ability to achieve profitability is highly dependent on the success of Fisker Automotive. Fisker Automotive intends to use the proceeds of a Department of Energy loan (“DOE Loan”) to complete the development, testing and tooling for its Karma vehicle platform and future vehicle platforms. Fisker Automotive’s ability to access the DOE Loan is subject to a number of conditions and covenants. If Fisker Automotive is unable to satisfy the DOE Loan conditions or violates any of the DOE Loan covenants, it may not be able to access the full amount of the DOE Loan or obtain alternative sources of funding, which could have a material adverse effect on Fisker Automotive’s ability to bring the Karma and other vehicle models to production. Failure or delays in bringing the Fisker Karma to production would have a material adverse effect on our business operations and financial results.

Our fuel cell vehicle development and production revenue depends on our relationship with General Motors and General Motors’ commitment to and success with the commercialization of fuel cell vehicles.

General Motors has represented a significant portion of our historical revenues and although our relationship with General Motors under our strategic alliance continues, certain of our programs with General Motors have been delayed indefinitely and others have experienced funding restraints. Although we received a $10.0 million fuel cell program award in fiscal year 2011 from General Motors and anticipate that revenue levels from General Motors will increase over the next couple of years compared to the revenues recorded in fiscal years 2009, 2010 and 2011, we cannot provide any assurances when, or if, the level of services and amount of revenues will attain the levels reached prior to fiscal year 2009.

Certain of our agreements with General Motors could impair our ability to grow our hydrogen fuel systems business.

On February 14, 2011, we and General Motors entered into an Agreement in Support of Development and an Access and Security Agreement in connection with a $10.0 million development and validation program related to hydrogen storage vessels and systems for General Motors’ fuel cell vehicles. The agreements provide General Motors with certain rights should an event of default under either of those agreements occur including, without limitation, (i) a security interest in and an option to purchase at orderly liquidation value any equipment and tooling owned by us and used in the development and/or production of the components that are the subject of the Agreement in Support of Development (the “Component Parts”), (ii) the right to access our premises and to use our equipment, tooling and employees for a period of up to 360 days in order to continue development or production, as the case may be; provided, however, General Motors shall be obligated to pay all actual costs related thereto, and (iii) a broad license to use our intellectual property embedded in or related to the deliverable being developed to make, have made, use, produce, manufacture, assemble, package, and distribute the Component Parts. If an event of default occurred and GM exercised any of such rights, it could have a material adverse effect on our fuel systems business.

Failure to secure financing for Quantum Solar could adversely affect our operating results.

We have a long-term lease agreement for our 88,000 square foot facility located in Irvine, California, which is currently underutilized. We intend for our subsidiary, Quantum Solar, to use that facility as a solar panel manufacturing facility. We intend to use the proceeds from the CEC loan to assist with funding the start-up of Quantum Solar. However, draw downs under the loan we received from the California Energy Commission are subject to certain conditions, namely, the investment by us of a specified amount of matching funds. We must raise sufficient matching funds and draw down on the loan before March 31, 2012 or the loan commitment will terminate. If we are unable to secure sufficient capital to fund the commissioning of a solar manufacturing plant and Quantum Solar’s operations, we will not be able to access the funds under the CEC loan and the cost associated with maintaining the Irvine facility will adversely affect our operations as long as it continues to be underutilized.

We have commitments under a corporate alliance agreement with General Motors that require us to spend up to $4.0 million annually for research and development projects directed by General Motors.

Pursuant to our corporate alliance agreement with General Motors, we are required to spend up to $4.0 million annually on joint research and development projects directed by General Motors over a ten-year term that commenced in July 2002. Although this commitment was waived or partially waived by General Motors for calendar years 2002 through 2011, we cannot provide any assurance that General Motors will continue to waive this commitment in whole or in part in the future. The annual commitment under our agreement with General Motors could be financially burdensome and may impact our ability to achieve profitability in the future.

We depend on third-party suppliers for the supply of materials and components for our products.

We depend on third-party suppliers for the supply of materials and components for our products. These companies may experience product development, resource and funding constraints that could impact their ability to supply components in a timely manner, if at all. Further, a prolonged downturn in the automotive industry could have a crippling effect on the automotive supplier chain which, in turn, could result in failures and disruptions in the supply of parts and components to us and materially affect our ability to meet our supply obligations to Fisker Automotive and other customers.

Our ability to design and manufacture powertrain and fuel systems for hybrid, hydrogen and fuel cell applications that can be integrated into new vehicle platforms will be critical to our business and our ability to successfully complete existing development programs.

We are currently developing and integrating advanced hybrid propulsion systems for production intent vehicles. These electric drive and fuel systems are being designed to meet strict design and packaging requirements of our customers. Customers for these systems require that these products meet either their strict design standards or OEM level standards that can vary by jurisdiction. Compliance with these requirements has resulted in increased development, manufacturing, warranty and administrative costs. A significant increase in these costs could adversely affect our business, results of operations and financial condition. If we fail to meet OEM or customer specifications on a timely basis, our existing or future relationships with our OEM and other customers may be harmed, which would have a material adverse effect on our business, results of operations and financial condition.

To be commercially viable, our products and systems generally must be integrated into products manufactured by OEMs. We can offer no assurance that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our hybrid and fuel cell products and systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our hybrid and fuel cell products and systems, and our business, results of operations and financial condition.

Our business depends on the growth of hybrid electric, hydrogen, and alternative fuel based vehicles.

Our future success depends on the continued expansion and commercialization of hybrid electric, hydrogen and alternative fuel based vehicles. The market for these types of vehicles and technologies is influenced by and our sales may be negatively impacted by a number of factors, including, without limitation, oil prices, battery durability improvements, levels of investment tax credits and regulation, capital formation, interest rates and consumer disposable income.

The development, growth and acceptance of alternative fuel based vehicles is highly dependent on macro-economic conditions, specifically oil prices and the overall health of the economy. We believe if and when oil prices fall, the general attention placed on the development of advanced technology vehicles diminishes. Similarly, we believe consumers are less willing to spend a “technology premium” when faced with economic uncertainty. The downturn in the world economy is placing a tremendous strain on the automotive industry, including slowing demand for vehicles and limiting funding for alternative fuel vehicle programs outside of governmental grant and loan programs.

Additionally, we cannot provide any assurances that the markets for hybrid electric vehicles and other alternative energy based vehicles will gain broad acceptance in any economic environment or, if they do, that they will result in increased sales of hybrid vehicles and our advanced fuel system products. Our business depends on auto manufacturers’ timing for pre-production development programs and commercial production. If there are delays in the advancement of OEM alternative fuel technologies or in our OEM customers’ internal plans for advanced vehicle commercialization, our financial results could be adversely affected.

A mass market for hydrogen products and systems may never develop or may take longer to develop than anticipated.

Fuel cell and hydrogen systems represent emerging technologies, and we do not know whether consumers will adopt these technologies on a large scale or whether OEMs will incorporate these technologies into their products. In particular, if a mass market fails to develop, or develops more slowly than anticipated, for hydrogen powered transportation applications, we may be unable to recover our expenditures to develop our fuel systems for hydrogen applications and may be unable to achieve or maintain profitability, any of which could negatively impact our business. Many factors that are beyond our control may have a negative effect on the development of a mass market for fuel cells and our fuel systems for hydrogen applications. These factors include the following:

•	cost competitiveness and physical size of fuel cell systems and “balance of plant” components (e.g. fuel metering and regulation, bi-directional flow monitoring, sensors, etc.);

•	availability, future costs and safety of hydrogen, natural gas and other potential fuel cell fuels;

•	consumer acceptance of hydrogen or alternative fuel products;

•	government funding and support for the development of hydrogen vehicles and hydrogen fuel infrastructure;

•	the willingness of OEMs to replace current technology;

•	consumer perceptions of hydrogen systems;

•	regulatory requirements; and

•	emergence of newer, breakthrough technologies and products within the automotive industry.

Evolving customer design requirements, product specifications and testing procedures could cause order delays or cancellations.

We have experienced delays in shipping our products in the past as a result of changing customer specifications and testing procedures. Due to the dynamic nature of hybrid and hydrogen fuel cell technology, changes in specifications are common and may result in delayed shipments, order cancellations or higher production costs. Evolving design requirements or product specifications may adversely affect our business or financial results.

We have limited experience manufacturing hybrid propulsion and fuel systems on a commercial basis.

We have limited experience manufacturing propulsion and fuel systems for hybrid, plug-in electric hybrid, fuel cell and hydrogen applications on a commercial basis. In order to produce propulsion systems for hybrid and fuel cell applications at affordable prices, we will have to produce hybrid and fuel cell drive systems through high volume automated processes. We do not know whether we, or our suppliers, will be able to develop efficient, automated, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and production standards, or production volumes required to successfully mass market our propulsion systems for hybrid and fuel cell applications. Even if we, or our suppliers, are successful in developing our high volume manufacturing capability and processes, we do not know whether we will be able to do so in time to meet our product commercialization schedules or to satisfy the requirements of our customers. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business, results of operations and financial condition.

We may not meet our product development and commercialization milestones.

We have product development programs that are in the pre-commercial stage. The success of each product development program is highly dependent on our correct interpretation of commercial market requirements, and our translation of those requirements into applicable product specifications and appropriate development milestones. If we have misinterpreted market requirements, or if the requirements of the market change, we may develop a product that does not meet the cost and performance requirements for a successful commercial product. In addition, if we do not meet the required development milestones, our commercialization schedules could be delayed, which could result in potential purchasers of these products declining to purchase additional systems or choosing to purchase alternative technologies. Delayed commercialization schedules may also impact our cash flow, which could require increased funding.

We may be subject to warranty claims, and our provision for warranty costs may not be sufficient.

We may be subject to increased warranty claims as our products go to production due to longer warranty periods. In response to consumer demand, vehicle manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products. As a consequence, these manufacturers require their suppliers, such as us, to provide correspondingly longer product warranties. As a result, we could incur substantially greater warranty claims in the future.

Our business may be subject to product liability claims or product recalls, which could be expensive and could result in a diversion of management’s attention.

The automotive industry experiences significant product liability claims. As a supplier of products and systems to automotive OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our systems or components caused the accidents. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages. The sale of systems and components for the transportation industry entails a high risk of these claims. In addition, we may be required to participate in recalls involving these systems if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Our other products may also be subject to product liability claims or recalls. We cannot assure you that our product liability insurance will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our reputation and business.

Our business may become subject to future product certification regulations, which may impair our ability to market our products.

We must obtain product certification from governmental agencies, such as the U.S. Environmental Protection Agency and the California Air Resources Board, to sell certain of our products in the United States and internationally. A significant portion of our future sales will depend upon sales of fuel management products that are certified to meet existing and future air quality and energy standards. We cannot assure you that our products will continue to meet these standards. The failure to comply with these certification requirements could result in the recall of our products or in civil or criminal penalties.

We anticipate that regulatory bodies will establish certification procedures and impose regulations on fuel cell enabling technologies, which may impair our ability to distribute, install and service these systems. Any new government regulation that affects our advanced fuel technologies, whether at the foreign, federal, state or local level, including any regulations relating to installation and servicing of these systems, may increase our costs and the price of our systems. As a result, these regulations may have a negative impact on our business, results of operations and financial condition.

Failure to comply with applicable environmental and other laws and regulations could adversely affect our business and harm our results of operations.

We use hazardous materials in our research and development and manufacturing processes, and as a result are subject to federal, state, local and foreign regulations governing the use, storage, handling and disposal of these materials and hazardous waste products that we generate. Although we believe that our procedures for using, handling, storing and disposing of hazardous materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, including a discharge of hazardous materials into the environment, we could be held liable for damages or penalized with fines, and the liability could exceed our insurance and other resources. We have also incurred and may continue to incur expenses related to compliance with environmental laws. Such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations. Further, we cannot assure you that the cost of complying with these laws and regulations will not materially increase in the future.

We are also subject to various other federal, state, local and foreign laws and regulations. Failure to comply with applicable laws and regulations, including new or revised safety or environmental standards, could give rise to significant liability and require us to incur substantial expenses and could materially harm our results of operations.

New technologies could render our existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of our products or make our products obsolete. A range of other technologies could compete with plug-in electric hybrid, fuel cell, hydrogen, hybrid or other technologies on which our automotive business is currently focused. Our success depends upon our ability to design, develop and market new or modified hybrid and fuel cell products and systems. Our inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to increasingly stringent emission standards and performance requirements and achieve market acceptance in a timely manner could negatively impact our competitive position. New product development or modification is costly, involves significant research, development, time and expense and may not necessarily result in the successful commercialization of any new products.

Uniform codes and standards for hydrogen fuel cell vehicles and related hydrogen refueling infrastructure may not develop in a timely fashion.

Uniform codes and standards do not currently exist for fuel cell systems, fuel cell components or the use of hydrogen as a vehicle fuel. Establishment of appropriate codes and standards is a critical element to allow fuel cell system developers, fuel cell component developers and hydrogen storage and handling companies to develop products that will be accepted in the marketplace.

All fuels, including hydrogen, pose significant safety hazards, and hydrogen vehicles have not yet been widely used under “real-world” driving conditions. Ensuring that hydrogen fuel is safe to use by the car-driving public requires that appropriate codes and standards be established that will address certain characteristics of hydrogen and the safe handling of hydrogen fuels.

The development of fuel cell and hydrogen fuel applicable standards is being undertaken by numerous organizations, including the American National Standards Institute, the American Society of Mechanical Engineers, the European Integrated Hydrogen Project, the International Code Council, the International Standards Organization, the National Fire Protection Association, the National Hydrogen Association, the Society of Automotive Engineers, the Canadian Standards Association, the American National Standards Institute and the International Electrotechnical Commission. Given the number of organizations pursuing hydrogen and fuel cell codes and standards, it is not clear whether universally accepted codes and standards will result and, if so, when.

Although many organizations have identified as a significant priority the development of codes and standards, we cannot assure you that any resulting codes and standards would not materially affect our revenue or the commercialization of our products.

Risks Related to Our Renewable Energy Segment

Schneider Power’s success is highly dependent on its ability to obtain a substantial amount of capital in order to build and commission its renewable energy project pipeline.

Our wholly-owned subsidiary, Schneider Power, will need substantial capital in order to complete the development and construction of its wind and solar energy project pipeline. If Schneider Power is unable to obtain financing for its project pipeline, then it could result in significant delays in the development and construction of such projects or the sale or other disposition of such projects, which could have a material adverse effect on Schneider Power’s business, its ability to repay any intercompany loans made by us and our ability to realize the expected value we paid to acquire Schneider Power.

Schneider Power’s success is highly dependent on its ability to obtain permits, approvals, authorization, power purchase agreements and retain its land rights.

In order for Schneider Power to successfully develop and construct the wind and solar energy projects in its development pipeline it will need to obtain a number of various permits, approvals and authorizations from various federal, state, provincial and municipal governmental agencies and power purchase agreements with the respective governments or other third parties and must maintain its land access rights for such projects. We cannot provide any assurances that it will be able to obtain and maintain such permits, approvals, authorizations, agreements or land rights. Failure to obtain and maintain such permits, approvals, authorizations, agreements and land rights could result in significant delays or termination of the development projects, which could have a material adverse effect on Schneider Power’s business.

Development and construction of wind and solar energy projects is subject to a number of risks and uncertainties.

Development and construction of wind and solar electricity generation facilities is dependent on site assessment and the successful planning, installation and commissioning of clusters of wind turbines and solar module arrays, which includes foundation and interconnection structures. There is always the risk that a project will sustain delays and incur material cost overruns. In addition, wind and solar potential for a particular generation facility is based on historical data and weather patterns which may change significantly and have an adverse impact on future energy output and project profitability and cash flow for any given period.

Fluctuations in the Euro and Canadian dollar could have a material effect on Schneider Power’s business and operations.

Schneider Power, a Canadian entity, purchases its wind turbines and a majority of its other capital equipment from foreign suppliers that transact in Euro and U.S. dollars and which have long lead times. Unfavorable fluctuations in the Euro and U.S. dollar versus the Canadian dollar could have a significant adverse effect on Schneider Power’s financial results and could significantly increase the cost of capital equipment purchased from such foreign suppliers.

Decrease in demand or price for solar cells could have an adverse effect on our financial statements.

We, through our affiliate Asola, have entered into a long-term supply agreement under which we have agreed to purchase solar cells with a cumulative power of 77.5 mega watts (MW) through December 31, 2017 at pre-determined quantities that could cause us and Asola to hold larger than expected quantities of inventory on hand as a result of future decreased demand, and at pre-determined prices that could be above market rates in the future that could cause us and Asola to incur losses on the sale of products manufactured utilizing the solar cells. The spot trading prices for solar cell deliveries have decreased to levels that are currently below prices that we have secured for this applicable period under the long-term supply agreement. As a result, Asola demanded an adjustment to the stated pricing under the supply agreement in a fair and reasonable manner to account for the change in economic circumstances under a “loyalty clause” contained in the supply agreement. Asola’s demand and the subsequent negotiations were not successful and the matter is now in litigation in Germany. We cannot provide any assurance that the matter will be resolved in Asola’s favor. If the matter is resolved unfavorably to Asola and it is determined that a loss is probable on our remaining commitments to purchase the solar cells, we will be required to record a charge in the future for the difference between our remaining unconditional commitments and our estimated net realizable value and that charge could be material.

Other Risks Related to Our Business

Our credit agreement with our senior secured lender contains certain negative covenants that could restrict our ability to implement our business plan.

Pursuant to the terms of the credit agreement with our senior secured lender, we must first obtain the consent of our senior secured lender before entering into certain transactions or undertaking certain activities including, without limitation, incurring additional debt outside the ordinary course of business, acquiring the stock or assets of another business or entity, and selling or leasing our assets other than in the ordinary course of business. In connection with our acquisition of Schneider Power, our senior secured lender required us to pay a consent fee of $3.0 million which we satisfied by our delivery of a promissory note which is described in our financial statements as the Consent Fee Term Note. In the event that our business plan contemplates transactions or activities that are prohibited under the credit agreement and our senior secured lender is unwilling to give its consent, then we will either have to pay our senior secured lender a fee in order to get its consent or, alternatively, revise our business plan.

Past acquisitions and any future acquisitions, equity investments, joint ventures, strategic alliances or other similar transactions may not be successful.

We have consummated and may continue to consummate acquisitions, equity investments, joint ventures and strategic alliances in order to provide increased capabilities to our existing products, supply new products and services or enhance our distribution channels. We expect to continue to make strategic acquisitions of and investments in other businesses that offer complementary products, services and technologies, augment our market segment coverage and geographic locations, or enhance our technological capabilities. We may also enter into strategic alliances or joint ventures to achieve these goals. If we fail to integrate acquired businesses successfully into our existing businesses, or incur unforeseen expenses in consummating future acquisitions or other investments, we could incur unanticipated expenses and losses.

Any transactions or relationships will be accompanied by the risks commonly encountered with those matters. Risks that could have a material adverse affect on our business, results of operations or financial condition include, without limitation:

•	the difficulty of assimilating the operations and personnel of acquired businesses;

•	the potential disruption of our ongoing business;

•	the distraction of management from our business;

•	the unexpected loss of customers of the acquired business;

•	the potential inability of management to maximize our financial and strategic position as a result of an acquisition or investment;

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the potential for costs and delays in implementing, and the potential difficulty in maintaining, uniform standards, controls, procedures and policies, including the integration of different information systems;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the risk of entering market segments in which we have no or limited direct prior experience and where competitors in such market segments have stronger market segment positions;

•	the risk that there could be deficiencies in the internal controls of any acquired company or investments that could result in a material weakness in our overall internal controls taken as a whole;

•	the potential loss of key employees of an acquired company;

•	the potential dilution of earnings through acquisitions and options granted to employees of acquired companies or businesses; and

•	the potential for shareholder lawsuits.

We currently face and will continue to face significant competition.

Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. Other companies, many of which have substantially greater resources, are currently engaged in the development of plug-in electric hybrid, hydrogen and electric hybrid propulsion products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

Because the plug-in electric hybrid, fuel cell and hybrid propulsion technologies have the potential to replace existing power sources, competition for plug-in electric, fuel cell and hybrid products will come from current power technologies, from improvements to current power technologies and from new alternative power technologies. Increases in the market for alternative fueled vehicles may cause OEMs to find it advantageous to develop and produce their own hybrid propulsion or fuel management equipment rather than purchase the equipment from us. In addition, greater acceptance of plug-in electric hybrid, electric vehicles and alternative fuel engines or fuel cells may result in new competitors. Furthermore, there are competitors, including OEMs, working on developing other plug-in electric, fuel cell and hybrid vehicle technologies in our targeted markets. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan possess plug-in electric, fuel cell and hybrid vehicle technology and/or are actively engaged in the development and manufacture of plug-in electric, fuel cell and hybrid vehicles. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our business, results of operations and financial condition. Many of our competitors have greater financial, labor and other resources and a more diverse and developed customer base which give them significant competitive advantages.

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.

Our failure to protect our existing intellectual property rights may result in the loss of exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation, and/or be enjoined from using such intellectual property.

We have not conducted formal evaluations to confirm that our technology and products do not or will not infringe upon the intellectual property rights of third parties. As a result, we cannot be certain that our technology and products do not or will not infringe upon the intellectual property rights of third parties. If infringement were to occur, our development, manufacturing, sales and distribution of such technology or products may be disrupted.

We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that any of the patents we have filed or other patents that third parties license to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others or that any of our pending or future patent applications will be issued with the breadth of claim coverage we seek, if issued at all.

Effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. For instance, it may be difficult for us to enforce certain of our intellectual property rights against third parties who may have inappropriately acquired interests in our intellectual property rights by filing unauthorized trademark applications in foreign countries to register our marks because of their familiarity with our business in the United States.

Some of our proprietary intellectual property is not protected by any patent or patent application, and, despite our precautions, it may be possible for third parties to obtain and use such intellectual property without authorization. We have generally sought to protect such proprietary intellectual property in part by confidentiality agreements and, if applicable, inventors’ rights agreements with strategic partners and employees, although such agreements have not been put in place in every instance. We cannot guarantee that these agreements adequately protect our trade secrets and other intellectual property or proprietary rights. In addition, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. Furthermore, the steps we have taken and may take in the future may not prevent misappropriation of our solutions or technologies, particularly in respect of officers and employees who are no longer employed by us or in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

Our failure to obtain or maintain the right to use certain intellectual property may negatively affect our business.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property used in our principal products. This may be achieved, in part, by prosecuting claims against others who we believe are infringing our rights and by defending claims of intellectual property infringement brought by others. While we are not currently engaged in any material intellectual property litigation, in the future we may commence lawsuits against others if we believe they have infringed our rights, or we may become subject to lawsuits alleging that we have infringed the intellectual property rights of others. For example, to the extent that we have previously incorporated third-party technology and/or know-how into certain products for which we do not have sufficient license rights, we could incur substantial litigation costs, be forced to pay substantial damages or royalties, or even be forced to cease sales in the event any owner of such technology or know-how were to challenge our subsequent sale of such products (and any progeny thereof). In addition, to the extent that we discover or have discovered third-party patents that may be applicable to products or processes in development, we may need to take steps to avoid claims of possible infringement, including obtaining non-infringement or invalidity opinions and, when necessary, re-designing or re-engineering products. However, we cannot assure you that these precautions will allow us to successfully avoid infringement claims. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the development of sales of the challenged product or intellectual property and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may, among other things, be required to:

•	pay substantial damages;

•	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

•	expend significant resources to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringing intellectual property.

We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available upon reasonable terms, if at all. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business, results of operations and financial condition.

Our business could suffer if we fail to attract and maintain key personnel.

Our future depends, in part, on our ability to attract and retain key personnel, including engineers, technicians, machinists and management personnel. For example, our research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and we may experience difficulty in identifying and hiring qualified engineers in many areas of our business. Our future also depends on the continued contributions of our executive officers and other key management and technical personnel, each of whom would be difficult to replace. We do not maintain a key person life insurance policy on our chairman of the board, our chief executive officer, or our chief financial officer. The loss of the services of one or more of our senior executive officers or key personnel, or the inability to continue to attract qualified personnel, could delay product development cycles or otherwise materially harm our business, results of operations and financial condition.

Our insurance may not be sufficient.

We carry insurance that we consider adequate in regard to the nature of the covered risks and the costs of coverage. We are not fully insured against all possible risks, nor are all such risks insurable.

Changes in environmental policies could hurt the market for our products and our renewable energy projects.

The market for plug-in electric hybrid, fuel cell, hybrid and other forms of alternative fuel vehicles and equipment and the demand for our products are driven, to a significant degree, by local, state and federal regulations that relate to air quality, greenhouse gases and pollutants, and that require the purchase of motor vehicles and equipment operating on alternative fuels or fuel cells. Similarly, foreign governmental regulations also affect our international business. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning or delaying their interest in alternative fuel and fuel cell powered vehicles or equipment. In addition, a failure by authorities to enforce current domestic and foreign laws or to adopt additional environmental laws could limit the demand for our products.

Although many governments have identified as a significant priority the development of alternative energy sources, and fuel cells in particular, we cannot assure you that governments will not change their priorities or that any change they make would not materially affect our revenue or the development of our products.

Our renewable energy projects are also subject to a number of environmental laws, rules and policies related to noise, air, water, wildlife and other aspects of the environment and the surrounding habitat which must be adhered to in order to obtain the permits necessary to develop, construct and operate the projects. Any change in such laws, rules and policies could result in significant cost-overruns and delays or termination of such projects.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, and current and potential stockholders may lose confidence in our financial reporting.

We are required by the Securities and Exchange Commission to establish and maintain adequate internal control over financial reporting that provides reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses in those internal controls.

In our Annual Report on Form 10-K for the year ended April 30, 2009, we reported that we had a material weakness over the accounting for and disclosure of derivatives associated with debt and warrant instruments because we lacked the technical expertise and did not maintain adequate procedures to ensure that the accounting for derivative financial instruments was appropriate under U.S. generally accepted accounting principles (GAAP). Procedures related to identifying derivative instruments and disclosing derivative instruments at April 30, 2009 did not operate properly and this material weakness resulted in a restatement of our prior financial statements. Since April 30, 2009, we developed and implemented a remediation plan to address the identified material weakness as follows: (i) we increased our technical expertise of GAAP associated with accounting for derivative instruments and (ii) we enhanced internal procedures to better identify derivative financial instruments.

Although we believe that these efforts have strengthened our internal control over financial reporting and address the concern that gave rise to the material weakness as of April 30, 2009, we cannot be certain that our expanded knowledge and revised internal control practices will ensure that we maintain adequate internal control over our financial reporting in future periods. Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis as required by the Securities and Exchange Commission and The Nasdaq Global Market, we could face severe consequences from those authorities. In either case, there could result a material adverse affect on our business. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Provisions of Delaware law and of our Certificate of Incorporation and Bylaws may make a takeover or change in control more difficult.

Provisions in our Certificate of Incorporation and Bylaws, and of Delaware corporate law, may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management and board of directors oppose. Public stockholders that might desire to participate in one of these transactions may not have an opportunity to do so. Our Certificate of Incorporation and Bylaws provide for the following:

•	a staggered board of directors, which makes it difficult for stockholders to change the composition of the board of directors in any one year;

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the exclusive right of the board of directors to change the number of directors and fill vacancies on the board of directors, which could make it more difficult for a third party to obtain control of the board of directors;

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authorizing the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock, which could make it more difficult or expensive for a third party to obtain voting control of us;

•	advance notice requirements for director nominations or other proposals at stockholder meetings;

•	prohibiting stockholder action by written consent, which could delay a third party from pursuing an acquisition; and

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requiring the affirmative vote of holders of at least two-thirds of our outstanding voting stock to amend certain provisions in our Certificate of Incorporation and Bylaws, and requiring the affirmative vote of 80% of our outstanding voting stock to amend certain other provisions of our Certificate of Incorporation and Bylaws, which could make it more difficult for a third party to remove the provisions we have included to prevent or delay a change of control.

These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and the board of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holders.

We would receive proceeds from the exercise of the warrants held by the selling security holders for the 2,305,754 shares of common stock underlying such warrants which are covered by this prospectus if and when such warrants are exercised for cash. If all of the warrants are exercised for cash, the total amount of proceeds that we would receive is approximately $8.5 million. We would expect to use the proceeds from the cash exercise of warrants, if any, for general working capital purposes.

SELLING SECURITY HOLDERS

Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of common stock offered by this prospectus. The common stock being offered by the selling security holders are those issued by us pursuant to Subscription Agreements dated June 14, 2011 and June 20, 2011 and 33,302 shares of common stock underlying warrants that we issued in a private placement that closed on May 20, 2011 pursuant to piggyback registration rights granted to the holders of such warrants. We are registering the common stock in order to permit the selling security holders to offer the shares for resale from time to time. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following tables set forth certain information as of August 1, 2011 (unless otherwise noted) concerning, among other things, the number of shares of common stock that may be offered from time to time by each selling security holder pursuant to this prospectus. As of August 1, 2011, we had 15,591,054 shares of common stock issued and outstanding (excluding 49,998 shares of Series B non-voting common stock). The second column lists the number of shares of common stock beneficially owned by each selling security holder, assuming exercise of the warrants held by the selling security holders on that date, taking into account any limitations on exercise contained therein. The third column lists the common stock being offered by this prospectus by the selling security holders. The fourth column assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus, and represents shares beneficially owned by the selling security holders that are not being offered pursuant to this prospectus. The fifth column is based on 15,591,054 shares of common stock outstanding as of August 1, 2011, and assumes all shares underlying the warrants held by the selling security holders included in the second column have been sold as of that date. The information is based on information provided by or on behalf of the selling security holders. We have assumed for purposes of the table below that the selling security holders will sell all of their shares of common stock that may be sold under this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned.

Information about the selling security holders may change over time. In particular, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided to us information regarding their beneficial ownership. Any changed or new information given to us by the selling security holders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Table of Selling Security Holders Holding Shares of Common Stock

The following table lists the selling security holders:

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned After the Offering (Assuming the Sale of all Shares Offered)	Common Stock Ownership Percentage Following the Offering
Admiral Consulting Group	32,056	(2)	51,289	0
Alpha Capital Anstalt	129,649	(3)	152,211	34,517	*
James Blumenthal	58,494	(4)	76,934	10,410	*
Shmyer Breuer	45,481	(5)	51,289	13,425	*
Richard Core	15,572	(6)	20,515	2,750	*
Cowen Overseas Investment LP	308,056	(7)	333,386	99,690	*
Cranshire Capital LP	536,233	(8)	258,708	373,694	2.1%
Daniel A. Cromie	4,333	(9)	6,411	326	*
Robert Dailey	21,806	(10)	20,515	8,984	*
David Schotz Family Trust DTD 8/31/2000 Paul Ross TTEE	8,422	(11)	12,822	408	*
Lawrence E. Eynon	12,986	(12)	12,822	4,972	*
Freestone Advantage Partners, LP	33,909	(13)	25,644	17,881	*
Stephen S. Fuller	9,014	(14)	12,822	1,000	*
David L. Genecoo	13,230	(15)	20,515	408	*
David L. and Sarah Genecco	8,218	(16)	12,822	204	*
David L. and Frank Genecco	6,819	(17)	10,257	408	*
Gregory D. and Regina G. Glass	8,499	(18)	6,411	4,492	*
Chris E. Hall	4,234	(19)	6,411	227	*
Theodore Hesemann	8,468	(20)	12,822	454	*
Iroquois Master Fund Ltd.	788,317	(21)	259,273	915,379	4.90%
J.P. Turner Partners, L.P.	102,162	(22)	226,589	102,162	*
Cyrus M. Johnson, Jr.	8,014	(23)	12,822	0
Sami Kapanen	20,597	(24)	30,773	1,364	*
Laura A. Bos Rev. Trust U/A 9/18/96 Laura A Bos TTEE	6,411	(25)	10,257	0
Leo Genecco & Sons, Inc.	13,230	(26)	20,515	408	*
Kirsten Lewis	8,514	(27)	12,822	500	*
Timothy Lewis	8,014	(28)	12,822	0
Alan Meyer	17,792	(29)	20,515	4,970	*
MOG Capital, LLC	1,282,256	(30)	2,051,610	0

James E. Monahan	6,753	(31)	6,411	2,746	*
Frederick R. Palmerton	4,462	(32)	6,411	455	*
Michael Parsnow	5,274	(33)	8,206	145	*
Linda L. Pastor.	16,028	(34)	25,644	0
Penson Financial Services FBO “Gregory G. Coppola IRA Rollover” PFSI Custodian	12,822	(35)	20,515	0
Penson Financial Services FBO “James Schultz Roth IRA” PFSI Custodian	8,116	(36)	12,822	102
Penson Financial Services FBO “James W. Woodworth IRA” PFSI Custodian	5,634	(37)	6,358	1,660	*
Penson Financial Services FBO “Lee D. Radford IRA” PFSI Custodian	10,814	(38)	12,822	2,800	*
Penson Financial Services FBO “Robert Guindi Simple IRA” PFSI Custodian	8,014	(39)	12,822	0
Penson Financial Services FBO “Ronald Wenger IRA” PFSI Custodian	8,468	(40)	12,822	454	*
William J. and Kajia W. Peters	33,360	(41)	47,699	3,548	*
Rockmore Investment Master Fund LTD	344,058	(42)	182,093	219,666	1.23%
Paul Ross	10,260	(43)	12,822	2,246	*
David Saferstein	16,028	(44)	25,644	0
Jeremy Schokman	5,494	(45)	6,411	1,487	*
Michael Silverstone	10,525	(46)	15,386	909	*
Richard L. Spencer, Jr.	17,412	(47)	25,644	1,384	*
Jon J. Stanich	6,076	(48)	9,232	306	*
The Irving Schotz Family Trust DTD 8/31/2000 Paul Ross TTEE	8,422	(49)	12,822	408	*
The PEP Family Revocable Trust DTD 07/14/1999 Paul E. Proulx & Elaine Proulx, Trustees	25,509	(50)	22,054	11,725	*
Bonita J. VanVoorhis	8,014	(51)	12,822	0
Timothy G. Zakriski	4,808	(52)	7,693	0

Anthony Mastroianni	2,178	(53)	1,014	2,178	*
Bradley J. Donner	3,964	(54)	52,335	3,964	*
Kevin Shebar	1,751	(55)	7,900	1,751	*
Michael Packman	3,702	(56)	2,627	3,702	*
David Reimer	2,539	(57)	92,643	2,539	*
John Ogrodnick	0	(58)	5,777	0
Steve Musielski	0	(59)	1,090	0
Jason Jones	0	(60)	872	0
Shaun Stein	2,178	(61)	1,013	2,178	*
Michael Rose	0	(62)	151,061	0
Patrick Power	0	(63)	151,061	0
Joseph Walker	0	(64)	75,529	0

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling security holder has the right to acquire beneficial ownership through the exercise or conversion of any stock option, warrant, preferred stock or other right within 60 days of the date of this prospectus. Notwithstanding the foregoing, the table does not identify a selling security holder as the beneficial owner of shares held by another selling security holder listed in the table. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole voting and investment power with respect to their shares of common stock.
(2)	The number of shares owned beneficially prior to the offering excludes 19,233 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. Nicholas Lordi, in his capacity as president of Admiral Consulting Group, has the sole voting and investment power of these shares.
(3)	Konrad Ackerman has sole voting and investment control over such shares. The number of shares beneficially owned prior to the offering includes 34,517 shares issuable upon exercise of a warrant and excludes 57,079 shares of common stock issuable upon exercise of a warrant issued on June 20, 2011 because such warrant is not exercisable until six (6) months following the date of issuance
(4)	The number of shares owned beneficially prior to the offering includes 1,424 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 28,850 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(5)	The number of shares owned beneficially prior to the offering includes 1,633 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 19,233 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(6)	The number of shares owned beneficially prior to the offering excludes 7,693 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(7)	Ramius Advisors, LLC (“Raimus Advisors”) is the general partner of Cowen Overseas Investment LP (“COIL”) and consequently has voting control and investment discretion over securities held by COIL. Ramius LLC is the managing member of Ramius Advisors. Cowen Group, Inc. (“Cowen”), which is a publicly traded company, is the managing member of Ramius LLC. Each of Ramius LLC and Cowen disclaims beneficial ownership of these securities. The number of shares beneficially owned prior to the offering includes 49,310 shares issuable upon exercise of warrants and excludes 155,248 shares of common stock issuable upon exercise of two warrants issued on June 15, 2011 and July 6, respectively, because such warrants are not exercisable for a period of six (6) months following the date of issuance.

(8)	Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire. The number of shares owned beneficially prior to the offering includes 262,595 issuable upon exercise of four (4) warrants and excludes 164,182 shares of common stock issuable upon exercise of two warrants issued on June 15, 2011 and July 6, 2011, respectively, because such warrants are not exercisable for a period of six (6) months following the date of issuance.
(9)	The number of shares owned beneficially prior to the offering includes 326 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 2,404 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(10)	The number of shares owned beneficially prior to the offering includes 816 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 7,693 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(11)	The number of shares owned beneficially prior to the offering includes 408 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. Paul Ross is the trustee and controls the right to vote, invest and dispose of the shares held by the David Shotz Family Trust.
(12)	The number of shares owned beneficially prior to the offering includes 658 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(13)	Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder. The number of shares owned beneficially prior to the offering includes 12,327 shares issuable upon exercise of a warrant and excludes 9,616 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(14)	The number of shares owned beneficially prior to the offering includes 1,000 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(15)	The number of shares owned beneficially prior to the offering includes 408 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 7,693 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(16)	The number of shares owned beneficially prior to the offering includes 204 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(17)	The number of shares owned beneficially prior to the offering includes 408 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 3,846 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(18)	The number of shares owned beneficially prior to the offering includes 408 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 2,404 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(19)	The number of shares owned beneficially prior to the offering includes 227 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 2,404 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.

(20)	The number of shares owned beneficially prior to the offering includes 454 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(21)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. Such 788,317 shares of common stock includes 497,047 shares of common stock in the aggregate issuable upon exercise of five warrants held by IMF. Such 788,317 shares of common stock excludes (i) 353,320 shares of common stock in the aggregate issuable upon exercise of three warrants because each of such warrants contain a blocker provision under which the holder thereof does not have the right to exercise each of such warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.9% (in the case of two of such warrants) or 4.99% (in the case of one such warrant) of the common stock and (ii) 174,762 shares of common stock issuable upon exercise of a two warrants held by IMF issued on June 15, 2011 and July 6, 2011, respectively, because such warrants are not exercisable until six months following the date of issuance thereof. Without such blocker provisions (and assuming the other warrants are currently exercisable), Iroquois Capital, Mr. Silverman and Mr. Abbe would be deemed to beneficially own 1,316,399 shares of common stock prior to the offering and 978,533 shares of common stock after the offering.
(22)	The number of shares owned beneficially prior to the offering includes 102,162 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 315,796 shares of common stock issuable upon exercise of warrants issued on June 15, 2011, June 20, 2011 and July 6, 2011 because such warrants are not exercisable for a period of six (6) months following the date of issuance. All warrants were issued to JP Turner Partners, LP, an affiliate of JP Turner & Company, LLC. J.P. Turner & Company, LLC is a registered broker-dealer in the United States and acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were issued as part of the placement agent’s fees for services rendered in connection with these private placement transactions. William L. Mello, in his capacity as President of J.P. Turner & Company, LLC, has sole voting and investment control over shares held by JP Turner Partners, LP.
(23)	The number of shares owned beneficially prior to the offering excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(24)	The number of shares owned beneficially prior to the offering includes 1,364 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 11,540 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(25)	The number of shares owned beneficially prior to the offering excludes 3,846 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(26)	The number of shares owned beneficially prior to the offering includes 408 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 7,693 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. David Genecco, in his capacity as President of Leo Genecco & Sons, Inc., has voting control and investment discretion with respect to these securities.
(27)	The number of shares owned beneficially prior to the offering includes 500 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(28)	The number of shares owned beneficially prior to the offering excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(29)	The number of shares owned beneficially prior to the offering includes 224 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 7,693 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(30)

The number of shares owned beneficially prior to the offering excludes 769,354 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. Jason Adler, in his capacity as managing member of MOG Capital, LLC has voting and dispositive power over the securities held by MOG Capital, LLC. Mr. Adler disclaims beneficial ownership of such securities.
(31)	The number of shares owned beneficially prior to the offering includes 204 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 2,404 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(32)	The number of shares owned beneficially prior to the offering includes 455 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 2,404 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(33)	The number of shares owned beneficially prior to the offering excludes 3,077 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(34)	The number of shares owned beneficially prior to the offering excludes 9,616 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(35)	The number of shares owned beneficially prior to the offering excludes 7,693 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(36)	The number of shares owned beneficially prior to the offering includes 102 shares of common stock issuable upon exercise of warrants that are currently exercisable excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(37)	The number of shares owned beneficially prior to the offering includes 102 shares of common stock issuable upon exercise of warrants that are currently exercisable and 2,384 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(38)	The number of shares owned beneficially prior to the offering includes 300 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(39)	The number of shares owned beneficially prior to the offering excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(40)	The number of shares owned beneficially prior to the offering includes 454 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(41)	The number of shares owned beneficially prior to the offering includes 3,548 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 17,887 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(42)	Rockmore Capital, LLC (“Rockmore Capital”) serves as the investment manager to Rockmore Investment Master Fund Ltd. (“Rockmore Master Fund”) and in such capacity has investment discretion to vote and dispose of these shares. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of Rockmore Master Fund and may be deemed to have investment discretion over these shares. Each of Rockmore Capital and Messrs. Bernstein and Daly, disclaims beneficial ownership of these shares. Such 293,678 shares of common stock includes 197,509 shares issuable upon exercise of warrants that are currently exercisable and excludes 87,929 shares of common stock issuable upon exercise of two warrant issued on June 15, 2011 and July 6, 2011, respectively, because such warrants are not exercisable for a period of six (6) months following the date of issuance.
(43)	The number of shares owned beneficially prior to the offering includes 204 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(44)	The number of shares owned beneficially prior to the offering excludes 9,616 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.

(45)	The number of shares owned beneficially prior to the offering includes 257 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 2,404 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(46)	The number of shares owned beneficially prior to the offering includes 909 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 5,770 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(47)	The number of shares owned beneficially prior to the offering includes 363 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 9,616 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(48)	The number of shares owned beneficially prior to the offering includes 306 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 3,462 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(49)	The number of shares owned beneficially prior to the offering includes 408 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. Paul Ross is the trustee and controls the right to vote, invest and dispose of the shares held by the Irving Shotz Family Trust.
(50)	The number of shares owned beneficially prior to the offering includes 2,635 shares of common stock issuable upon exercise of warrants that are currently exercisable excludes 8,270 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(51)	The number of shares owned beneficially prior to the offering excludes 4,808 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(52)	The number of shares owned beneficially prior to the offering excludes 2,885 shares of common stock issuable upon exercise of a warrant issued on June 15, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance.
(53)	The number of shares owned beneficially prior to the offering includes 2,178 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 1,014 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is a broker at J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(54)	The number of shares owned beneficially prior to the offering includes 3,964 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 52,335 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is a broker at J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(55)

The number of shares owned beneficially prior to the offering includes 1,751 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 7,900 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is a broker at J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner

Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(56)	The number of shares owned beneficially prior to the offering includes 3,702 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 2,627 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is a broker at J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(57)	The number of shares owned beneficially prior to the offering includes 2,539 shares of common stock issuable upon exercise of warrants that are currently exercisable and excludes 92,643 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is a broker at J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(58)	The number of shares owned beneficially prior to the offering excludes 5,777 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is a broker at J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(59)	The number of shares owned beneficially prior to the offering excludes 1,090 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is a broker at J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(60)	The number of shares owned beneficially prior to the offering excludes 872 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is a broker at J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(61)	The number of shares owned beneficially prior to the offering includes 2,178 shares issuable upon exercise of warrants and excludes 1,013 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is a broker at J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.

(62)	The number of shares owned beneficially prior to the offering excludes 151,061 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is an employee of J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(63)	The number of shares owned beneficially prior to the offering excludes 151,061 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is an employee of J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
(64)	The number of shares owned beneficially prior to the offering excludes 75,529 shares of common stock issuable upon exercise of a warrant originally dated June 15, 2011 that was assigned to the holder from JP Turner Partners LP on July 6, 2011 because such warrant is not exercisable for a period of six (6) months following the date of issuance. The holder is an employee of J.P. Turner & Company, LLC, which acted as placement agent for four prior private placements of our securities in July 2011, June 2011, April-June 2010 and August-September 2009. The warrants were originally issued to J.P. Turner Partners, LP, an affiliate of J. P. Turner & Company, LLC, as part of the placement agent fees for services rendered in connection with such private placements. The warrants were then assigned from J.P. Turner Partners, LP to the holder as part of the holder’s transaction compensation. The holder has voting control and investment discretion over the securities.
*	Percentage ownership is less than 1%.

This prospectus may be used only by the selling security holders identified above to sell the shares of common stock opposite each respective selling security holder’s name in the column entitled “Number of Shares of Common Stock Offered.” This prospectus may not be used by any selling security holder not named in this prospectus, including transferees, pledgees or donees of the selling security holders named above, prior to the effectiveness of the registration statement of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the common stock by any unnamed security holder or future transferees, pledgees or donees from such unnamed security holders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling security holder. Additional information for the named security holders and the information for transferees, pledgees or donees of the named security holders will be provided by supplements to this prospectus, absent circumstances indicating the change is not material. The supplement or amendment will also disclose whether any security holder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment, if such information has not been previously disclosed.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of the shares by the selling security holders, from time to time after the date of this prospectus. We will not receive any proceeds from the sale by the selling security holders of the shares of common stock.

The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, directly or through one or more underwriters, broker-dealers or agents. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	sales “at the market” or through a market maker or into an existing trading market, on a exchange or otherwise for such shares;

•	sales in other ways not involving market makers or established trading markets;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through put or call transactions relating to the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

To the extent required by the Securities Act of 1933, as amended, or the rules and regulations thereunder, the selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling security holder for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We are required to pay all fees and expenses incident to the registration of the shares of common stock; however, each selling security holder will pay all underwriting discounts, concessions, commission and similar selling expenses, if any, and any related legal expenses incurred by it. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to any applicable prospectus delivery requirements of the Securities Act, as amended.

In order to comply with the securities laws of certain states, sales of securities offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of securities offered hereby must also be made by the selling stockholders in compliance with other applicable state securities laws and regulations.

Each selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M under the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the securities by the selling security holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

There can be no assurance that any selling security holder will sell any or all of the securities registered pursuant to the registration statement, of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of:

•	50.0 million shares of common stock, $0.02 par value, of which 0.1 million are designated as non-voting Series B common shares; and

•	20.0 million shares of preferred stock.

As of August 1, 2011, we had a total of 15,641,052 shares of common stock issued and outstanding, of which 49,998 shares are Series B common stock. No shares of preferred stock were outstanding as of such date.

Common stock

Except as set forth below, holders of all series of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights in the election of directors nor do they have subscription, conversion, redemption or preemptive rights or privileges.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available therefore. Under the terms of the notes indenture and our revolving credit facility, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Series B Common stock

General Motors, LLC, successor in interest to General Motors Corporation, holds all outstanding shares of our Series B common stock, which shares are not entitled to vote on any matters submitted to the vote of our stockholders except as otherwise required by law. In the event we issue additional shares of any series of common stock as a dividend or other distribution on common stock, or a subdivision or combination of such common stock into a smaller or greater number of shares, the number of outstanding shares of Series B common stock will be adjusted to that number of shares of outstanding Series B common stock that is equal to the percentage of all outstanding shares of all series of our common stock (excluding shares issued pursuant to a board-approved stock option or equity incentive plan) that the holders of Series B common stock held prior to that event. Upon transfer by General Motors of any of the outstanding shares of Series B common stock to any person or entity that is not controlled by or under common control with General Motors, the transferred shares of Series B common stock will convert into an equal number of shares of common stock. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of Series B common stock will be entitled to participate ratably in dividends on common stock as declared by our board of directors. Holders of Series B common stock will be entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 20.0 million shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of The Nasdaq Global Market or other organizations on whose systems our stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preference over common stock with respect to dividends and other distributions and upon our liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of outstanding common stock.

Outstanding Options and Warrants

As of August 1, 2011, we had 413,657 shares of common stock subject to outstanding options issued pursuant to our 2002 Stock Incentive Plan.

As of August 1, 2011, we had approximately 7.6 million shares issuable upon exercise of outstanding warrants, including 2,305,754 shares subject to warrants that are covered by this prospectus. The table below provides the salient terms of our outstanding warrants:

Issue Date	Expiration Date	Shares Subject to Outstanding Warrants	Current Exercise Price	Exercise Price Reset Provision
October 27, 2006	April 27, 2014	968,992	$2.92	Yes – Full ratchet anti-dilution price protection
June 22, 2007	December 22, 2014	257,583	$41.80	No
August 25, 2008	August 25, 2015	1,398,964	$38.60	Yes; however, reset provision is no longer applicable
August 3, 2009	August 3, 2014	32,005	$17.00	No
September 4, 2009	September 4, 2012	36,197	$17.00	No
September 4, 2009	September 4, 2014	83,476	$17.00	No
April 30, 2010 through July 1, 2010	April 30, 2015 through July 1, 2015	222,217	$18.20	No
July 22, 2010	July 22, 2013	96,859	$18.20	No
October 13, 2010 and October 19, 2010	October 13, 2015 and October 19, 2015	36,197	$13.40	No
January 3, 2011	February 18, 2014	277,777	$9.00	No
January 12, 2011	January 12, 2014	131,892	$9.20	No
February 18, 2011	February 18, 2016	759,370	$6.57	No
February 18, 2011	February 18, 2016	393,933	$6.00	No
May 9, 2011	May 8, 2014	78,455	$2.92	No
May 20, 2011	May 19, 2014	90,313	$2.92	No
June 15, 2011	June 15, 2016	1,445,862	$3.85	No
June 15, 2011	June 15, 2018	450,000	$3.12	No
June 15, 2011	June 15, 2018	307,250	$3.85	No
June 20, 2011	June 20, 2016	57,079	$3.90	No
June 20, 2011	June 20, 2018	12,261	$3.90	No
July 6, 2011	July 6, 2016	419,729	$3.85	No
July 6, 2011	July 6, 2018	89,207	$3.85	No

The October 2006 Warrants and the warrants issued on August 25, 2008 (“August 2008 Warrants”) contain contractual provisions which, subject to certain exceptions, reset the exercise price of such warrants if at any time while such warrants are outstanding, we sell or issue shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock. Since the initial issuance of these warrants, we have completed equity transactions through August 1, 2011 that resulted in the reset of the exercise price of the October 2006 Warrants and August 2008 Warrants to $2.92 and $38.60, respectively. The August 2008 Warrants have been reset to the lowest price allowable under the terms of the August 2008 Warrants so the reset provision is no longer applicable.

The October 2006 Warrants and August 2008 Warrants also contain a provision that increases the number of shares of common stock subject to such warrants if and when the exercise price is reset so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset. As a result of the exercise price resets, the number of shares currently subject to the October 2006 Warrants and August 2008 Warrants is 968,992 and 1,398,964, respectively, as of August 1, 2011. Any resets to the exercise price of the October 2006 Warrants in the future will have an additional dilutive effect on our existing shareholders.

Convertible Debt

The table below summarizes the convertible notes we have outstanding as of August 1, 2011:

Description	Maturity Date	Outstanding Principal and Accrued Interest as of August 1, 2011	Conversion Price
Fourth Amended and Restated Convertible Promissory Note (1)	August 31, 2011	$5,382,708	$9.80
Second Amended and Restated Convertible Promissory Note (2)	August 31, 2011	$4,983,511	$9.80
Second Amended and Restated Convertible Promissory Note (3)	August 31, 2011	$2,251,904	$9.80

(1)	This convertible note is referred to in our Securities and Exchange Commission filings as “Convertible Note I.”
(2)	This convertible note is referred to in our Securities and Exchange Commission filings as “Convertible Note II.”
(3)	This convertible note is referred to in our Securities and Exchange Commission filings as “Convertible Note III.”

Other Outstanding Debt Obligations Potentially Payable in Shares of Common Stock

The table below summarizes other outstanding debt obligations owed to our secured lender that we have the right to pay using shares of our common stock:

Description	Maturity Date	Outstanding Principal and Interest as of August 1, 2011	Conversion Price
Promissory Note (1)	January 16, 2015	$3,008,384	Floating

(1)	This note is referred to in our Securities and Exchange Commission filings as “Consent Fee Note.” The principal amount is payable upon demand and we have the option to use our shares to satisfy the demand if our share price exceeds $10.00 per share.

Anti Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Amended and Restated Bylaws

The following discussion concerns certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws that could be viewed as having the effect of discouraging, delaying or preventing an attempt to obtain control of our company.

Delaware Law

Under certain circumstances, Section 203 of the Delaware General Corporation Law limits the ability of an “interested stockholder” to effect various business combinations with our company for a three-year period following the time that a stockholder became an interested stockholder. An “interested stockholder” is defined as a holder of 15% or more of the outstanding voting stock. An interested stockholder may engage in a business combination transaction with us within the three-year period only if:

•	our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction in which it became an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exclusions); or

•

our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders are not permitted to call a special meeting of the stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit stockholders to call special meetings.

Certificate of Incorporation and Bylaws

Preferred Stock. Our amended and restated certificate of incorporation provides that we may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by the rules of The Nasdaq National Market or by Delaware law. This could enable our board of directors to issue shares to persons friendly to current management which would protect the continuity of our management and render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

Board of Directors. Our directors, other than those who may be the holders of any class or series of our preferred stock having the right under a preferred stock designation to elect additional directors under specified circumstances, are classified into three classes, as nearly equal in number as possible, with staggered three-year terms. Each of our directors is to hold the office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director holds office until his successor is duly elected and qualified.

Our amended and restated certificate of incorporation provides that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director’s successor has been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of any class or series of preferred stock having the right under a preferred stock designation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board of directors provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions would discourage a third party from initiating proxy contest, making a tender offer or otherwise attempting to gain control of our company.

No Stockholder Action by Written Consent; Special Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholders must effect any action required or permitted to be taken at a duly called meeting or special meeting of stockholders and that those actions may not be effected by any written consent of the stockholders. Except as otherwise required by law or by any preferred stock designation, special meetings of stockholders may be called only by a majority of the total number of directors which our Company would have if there were no vacancies, by our chairman of the board of directors, or by our chief executive officer. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board of directors, our chairman of the board of directors or our chief executive officer.

Advance Notice Procedures. Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by our board of directors, or by a stockholder who was a stockholder of record at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors. These stockholder notice procedures also limit the business that may be conducted at an annual meeting of stockholders to business brought by our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring such business before the meeting. Under these stockholder notice procedures, for notice of a stockholder nomination for election as a director at an annual meeting to be timely, the notice must be received by our secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the preceding year’s annual meeting, except that, if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, for the notice by the stockholder to be timely it must so be delivered not earlier than the close of business on the 120th calendar day before the annual meeting and not later than the close of business on the 90th calendar day before the annual meeting or the 10th calendar day following the day on which we first publicly announce a meeting date.

Nevertheless, if the number of directors to be elected to our board of directors is increased, and we make no public announcement naming all of the nominees for director or specifying the size of our increased board of directors at least 100 calendar days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to our secretary not later than the close of business on the 10th calendar day following the day on which we first make the public announcement. Under these stockholder notice procedures, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, we must receive notice not earlier than the close of business on the 120th calendar day before the special meeting and not later than the close of business on the later of the 90th calendar day before the special meeting or the 10th calendar day following the day of the first public announcement of the date of the special meeting and of the nominees proposed by our board of directors to be elected at the meeting.

In addition, under these stockholder notice procedures, a stockholder’s notice to us to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain specified information. If the chairman of the meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedures, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Amendments. Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of our certificate of incorporation relating to stockholder action; the number, election and tenure of directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies on our board of directors; and the removal of directors. Our amended and restated certificate of incorporation further provides that provisions of our amended and restated bylaws relating to the foregoing subject matters, including the stockholder notice procedures, may be amended only by the affirmative vote of the majority of the whole board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class. Other than the provisions of our amended and restated bylaws referenced above, which will require at least 80% of the voting power, the affirmative vote of holders of at least two-thirds of the voting power of outstanding shares of voting stock, voting as a single class, is required to amend our amended and restated bylaws.

Limitation on Liability and Indemnification of Officers and Directors

Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our amended and restated certificate of incorporation also provides for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law.

Our amended and restated certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with each of our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which each may be made a party by reason of the fact that each is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements.

We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under some circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and

Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Listing

Our shares of common stock are listed on the Nasdaq Global Market under the symbol of “QTWW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services. Their address is 480 Washington Blvd., Jersey City, NJ 07310-1900 and their telephone number is 1-800-832-8519.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference rooms located at 100 F Street, N.E., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Also, using our website, www.qtww.com, you can access electronic copies of documents we file with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments to those reports, free of charge. Information on our website is not incorporated by reference in this prospectus.

We have filed with the SEC a registration statement, which contains this prospectus, on Form S-3 under the Securities Act. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The Securities and Exchange Commission allows us to “incorporate by reference” in this prospectus certain information we file with the Securities and Exchange Commission, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be an integral part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering:

•	our Annual Report on Form 10-K for the fiscal year ended April 30, 2011, filed with the Commission on July 5, 2011, as amended on Form 10-K/A, filed with the Commission on August 4, 2011;

•	our Current Reports on Form 8-K filed with the Commission on July 5, 2011, June 29, 2011, June 22, 2011, June 15, 2011, June 2, 2011, May 26, 2011, May 25, 2011, May 20, 2011 and May 11, 2011;

•	our Proxy Statement for a Special Meeting of Stockholders held on May 10, 2011, filed with the Securities and Exchange Commission on April 15, 2011;

•	the description of our common stock contained in our Form 10-12G/A filed with the Commission on July 11, 2002, including any amendment or report filed for the purpose of updating that description; and

•

All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities covered by this prospectus.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.

Upon written or oral request, at no cost we will provide to each person at, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Inquiries should be directed to:

17872 Cartwright Road

Attn: Chief Financial Officer

Irvine, California 92614

(949) 399-4500

In addition, you may access these filings on our Web site at qttw.com.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Kenneth R. Lombardo, General Counsel and Corporate Secretary, of the Company.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated balance sheets as of April 30, 2011 and 2010, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended April 30, 2011, the financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2011, included in our Annual Report on Form 10-K for the year ended April 30, 2011, and incorporated by reference herein, which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We have incorporated by reference herein our consolidated financial statements and schedule in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following statement sets forth the estimated amounts of expense to be borne by us in connection with the sale and distribution of the securities being offering hereby (except any underwriting commissions and discounts):

Securities and Exchange Commission Registration Fee	$2,324
Accounting Fees and Expenses	$35,000
Legal Fees and Expenses	$20,000

Total Expenses	$57,324

Item 15.	Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation also provides for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law.

Our amended and restated certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with each of our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which each may be made a party by reason of the fact that each is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements.

We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under some circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

(a) The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement on Form S-3.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 5, 2011.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. (Registrant)

By:	/s/ Alan P. Niedzwiecki
Alan P. Niedzwiecki, President, Chief Executive Officer (Principal Executive Officer) and Director

Power of Attorney

Each director and officer of the Registrant whose signature appears below hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them individually, as his or her true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, and the Registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alan P. Niedzwiecki Alan P. Niedzwiecki	President, Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2011

/s/ W. Brian Olson W. Brian Olson	Chief Financial Officer and Treasurer (Principal Financial Officer)	August 5, 2011

/s/ Bradley J. Timon Bradley J. Timon	Controller (Principal Accounting Officer)	August 5, 2011

/s/ Dale L. Rasmussen Dale L. Rasmussen	Chairman of the Board	August 5, 2011

/s/ Brian A. Runkel Brian A. Runkel	Director	August 5, 2011

/s/ G. Scott Samuelsen G. Scott Samuelsen	Director	August 5, 2011

/s/ Carl E. Sheffer Carl E. Sheffer	Director	August 5, 2011

/s/ Paul E. Grutzner Paul E. Grutzner	Director	August 5, 2011

/s/ Jonathan Lundy Jonathan Lundy	Director	August 5, 2011

Item 16.	Exhibits and Financial Statement Schedules.

(a)	EXHIBIT INDEX

The following exhibits are filed with this Registration Statement:

3.1	Amended and Restated Certificate of Incorporation of the Registrant, dated March 3, 2005 and all amendments thereto (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the SEC on July 5, 2011).

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K filed with the SEC on July 29, 2002).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10 (File No. 000-49629), which was filed with the SEC on February 13, 2002).

4.2	Form of Warrant issued by the Registrant to certain accredited investors on May 9, 2011 (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 11, 2011).

4.3	Form of Warrant issued by the Registrant to certain accredited investors on June 15, 2011 (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 15, 2011).

4.4	Form of Retainer Warrant issued by the Registrant to its placement agent on June 15, 2011 (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 15, 2011).

4.5	Form of Concession Warrant issued by the Registrant to its placement agent on June 15, 2011 (incorporated herein by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 15, 2011).

4.6	Form of Registration Rights Agreement, dated June 15, 2011, between the Registrant and certain accredited investors (incorporated herein by reference to Exhibit 10.5 of Registrant’s Current Report on Form 8-K filed with the SEC on June 15, 2011).

5.1*	Opinion of General Counsel of the Registrant.

23.1*	Consent of Ernst & Young, LLP

23.2	Consent of General Counsel of Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page of this registration statement)

*	- Filed herewith

E-1